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                                                                      EXHIBIT 12

                             BOYKIN LODGING COMPANY
                              COMPUTATION OF RATIOS
           OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
                (AMOUNTS IN THOUSANDS, EXCEPT FOR RATIO AMOUNTS)

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
                                                                                         YEAR ENDED DECEMBER 31,
                                                                ----------------------------------------------------------------
                                                                  2005          2004          2003          2002          2001
                                                                --------      --------      --------      --------      --------
Computation of earnings:
    Loss before gain (loss) on sale/disposal of assets,
       discontinued operations and cumulative effect of
       change in accounting principle                           $   (355)     $ (5,675)     $ (3,295)     $ (3,351)     $(26,092)
    Plus: Federal income taxes                                        75            --            --            --            --
    Plus: Equity in (income) loss of unconsolidated joint
       ventures                                                  (11,343)          814           870         2,040          (589)
    Plus: Minority interest                                          582        (1,845)       (2,025)       (1,175)       (2,521)
                                                                --------      --------      --------      --------      --------
     Pretax income from continuing operations before
       adjustment for minority interest in consolidated
       subsidiaries or income or loss from equity                (11,041)       (6,706)       (4,450)       (2,486)      (29,202)
       investees:
    Plus: Fixed charges                                           13,783        15,729        17,794        20,821        21,129
    Plus: Amortization of capitalized interest                        --            29           706            --            --
    Plus: Distributed income of equity investees                  11,343         1,698           572           148         1,380
    Less: Capitalized interest                                        --          (213)         (448)          (74)           --
    Less: Minority interest in pre-tax income of
       subsidiaries that have not incurred fixed charges              38            --            --            --            --
                                                                --------      --------      --------      --------      --------
Earnings and fixed charges:                                     $ 14,123      $ 10,537      $ 14,174      $ 18,409      $ (6,693)
                                                                ========      ========      ========      ========      ========

Computation of fixed charges:
    Consolidated interest expense and capitalized interest      $ 11,586      $ 13,842      $ 15,371      $ 18,142      $ 19,639
    Consolidated amortization of deferred financing costs          1,540         1,367         1,906         2,105         1,129
    Plus: estimated interest element of rentals on
       consolidated entities                                         657           520           517           574           361
                                                                --------      --------      --------      --------      --------
Fixed charges:                                                  $ 13,783      $ 15,729      $ 17,794      $ 20,821      $ 21,129
                                                                --------      --------      --------      --------      --------
    Plus: preferred dividend                                       4,751         4,751         4,751         1,109            --
                                                                --------      --------      --------      --------      --------
Fixed charges and preferred stock dividends:                    $ 18,534      $ 20,480      $ 22,545      $ 21,930      $ 21,129
                                                                ========      ========      ========      ========      ========
Ratio of earnings to fixed charges                                   1.0           0.7           0.8           0.9          (0.3)

Ratio of earnings to fixed charges and preferred stock
    dividends                                                        0.8           0.5           0.6           0.8          (0.3)

Deficiency of earnings to fixed charges                               --      $  5,192      $  3,620      $  2,412      $ 27,822
Deficiency of earnings to fixed charges and preferred stock
    dividends                                                   $  4,411      $  9,943      $  8,371      $  3,521      $ 27,822
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